Exhibit 10.25

AMENDMENT TO THE

CIRCUIT CITY STORES, INC. BENEFIT RESTORATION PLAN

The Circuit City Stores, Inc. Benefit Restoration Plan is hereby amended as follows, effective as of February 29, 2008:

FIRST, Section 3.2, “Supplemental Benefit,” is amended by adding the following new paragraph at the end thereof:

Notwithstanding any provisions of this Plan to the contrary, except as provided in Section 3.5 with respect to imputed Benefit Service, neither Participants nor Sustained Participants shall be credited with any Benefit Service for periods of employment with the Company or Affiliated Company occurring after February 29, 2008.

SECOND, Section 3.4(b), “Maximum Benefit,” is amended by adding the following new sentence at the end thereof:

Effective February 29, 2008, no further adjustments shall be made to the Maximum Benefit under this Section 3.4(b) on and after March 1, 2008.